Exhibit 5.1

October 25, 2016

Enersis Américas S.A. Santa Rosa 76 Santiago, Chile

Ladies and Gentlemen:

We have acted as counsel to Enersis Américas S.A., a publicly held stock corporation (sociedad anónima abierta) incorporated and existing under the laws of the Republic of Chile (the “Company”), in connection with the issuance and sale of U.S.$600,000,000 aggregate principal amount of the Company’s 4.00% Notes due 2026 (the “Securities”) in an underwritten public offering pursuant to an Underwriting Agreement dated as of October 20, 2016 among the Company and the underwriters named therein (the “Underwriting Agreement”) and the Company’s Registration Statement on Form F-3 (Registration Statement No. 333-210479) (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”).

The Securities are being issued under an Indenture, dated as of November 1, 1996, as supplemented by the First Supplemental Indenture dated as of July 24, 2009 and the Second Supplemental Indenture dated as of October 25, 2016, between the Company and The Bank of New York Mellon (as successor trustee to The Chase Manhattan Bank), as trustee (as so supplemented, the “Indenture”).

In connection with our opinion, we have examined the Registration Statement, the Indenture and the Securities. We have also examined originals, or copies certified or otherwise authenticated to our satisfaction, of such corporate records of the Company and other instruments, certificates of public officials and representatives of the Company, and other documents as we have deemed necessary as a basis for the opinions hereinafter expressed. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies. As to questions of fact material to this opinion, we have, when relevant facts were not independently established, relied upon certificates of officers of the Company and appropriate public officials.

In rendering the opinion in this letter we have assumed, without independent investigation or verification, that (i) the Company has the corporate authority to execute and deliver the documents to which is a party, (ii) each of the documents to which the Company is a

Enersis Américas S.A.	- 2 -	October 25, 2016

party has been duly authorized, executed and delivered by the Company and (iii) each of such documents is the legal, valid and binding obligation of, and enforceable against, each party thereto, other than the Company. We make no representation that we have independently investigated or verified any of the matters that we have assumed for the purposes of this opinion letter.

On the basis of the foregoing, and having regard for such legal considerations as we deem relevant, and subject to the qualifications set forth herein, we are of the opinion that, when any applicable state securities laws or Blue Sky laws have been complied with, the Securities, when authenticated, issued, sold and delivered against payment therefor in accordance with the provisions of the Underwriting Agreement and the Indenture, will be validly issued and will constitute valid and binding obligations of the Company, except as the same may be limited by bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws now or hereafter in effect relating to or affecting the enforcement of creditors’ rights in general and general principles of equity (regardless of whether considered in a proceeding in equity or at law) and subject to possible judicial or regulatory actions giving effect to foreign governmental actions or foreign laws affecting creditors’ rights.

We do not express any opinion herein with respect to the laws of any jurisdiction other than, in each case subject to the limitations and assumptions contained herein, the federal laws of the United States of America and the laws of the State of New York. Insofar as the foregoing opinion involves matters governed by the laws of the Republic of Chile, we have relied, without independent inquiry or investigation, on the opinion of Carey y Cía. Ltda. to be filed as an exhibit to a Report on Form 6-K to be filed by the Company on the date hereof.

The opinion is as of the date of this opinion letter only and as to laws covered hereby only as they are in effect on that date, and we assume no obligation to update or supplement such opinion to reflect any facts or circumstances that may come to our attention after that date or any changes in law that may occur or become effective after that date. The opinion is limited to the matters expressly set forth in this opinion letter, and no opinion or representation is given or may be inferred beyond the opinion expressly set forth in this opinion letter.

We hereby consent to the filing of this opinion as an Exhibit to a Report on Form 6-K to be filed by the Company and its incorporation by reference into the Registration Statement. We also hereby consent to the reference to this firm under the caption “Legal Matters” in the Prospectus Supplement dated October 20, 2016 with respect to the Securities. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations promulgated thereunder.

This opinion is rendered solely to you in connection with the above matter and may not be relied upon by you for any other purpose or relied upon by any other person without our prior written consent.

Very truly yours,

/s/ Chadbourne & Parke LLP